EXHIBIT 10.L
February 25, 1999

HAND-DELIVERED

Kevin S. Buchel
Senior Vice President
of Operations and Finance
333 Bayview Avenue
Amityville, NY  11701
Re:  Severance Agreement

Dear Kevin,

This letter will confirm our recent discussions and supplement the terms of your employment.

NAPCO hereby agrees that, upon any non-voluntary termination of employment which is not based on cause, you will be entitled to severance pay equaling nine (9) months’ salary and continued health insurance for a period of six (6) months.  The payment of any such severance or continued health insurance will be paid according to the same payment schedule as if you were still employed during that time frame.

In exchange for this severance agreement,  your continued employment, and other valuable consideration, you agree that during the term of employment hereunder, you will not, except with the prior written consent of NAPCO, directly or indirectly engage in, or accept any position as an agent, employee, officer or director of, or consult, advise with, invest in (except in insignificant amounts), or otherwise in any way give assistance to aid any person, firm or corporation (or any of their related entities) in the security alarm, fire alarm, security lock, security hardware or entry access products industry either as a manufacturer, installer and/or distributor or any other business which NAPCO has entered or is currently engaged in entering at the time of termination.

For a period of three (3) years after any termination of your employment hereunder, you will not, without the prior written consent of NAPCO, directly or indirectly engage in, or accept any position as agent, employee, officer or director of, or consult, advise with, invest in (except in insignificant amounts) or otherwise in anyway give assistance or aid to any person, firm, or corporation (or any of their related entities) engaging in business which relates directly or indirectly with the business of NAPCO or which would be competitive or a competitive substitute  with any product(s)  or product  lines  in  the  security alarm,  fire alarm, security lock, security hardware or entry access products industry either as a manufacturer, installer, and/or distributor or any other business which NAPCO has entered or is currently engaged in entering at the time of termination.  You explicitly acknowledge the reasonableness of the scope of this paragraph in view of the fact that your position at NAPCO enables you to become privy to significant and sensitive information.

Please acknowledge, by signing below, that you accept the terms set forth herein.

I am very grateful for your many years of loyal service to NAPCO.  I look forward to working closely with you for many years to come.

Very truly yours,
NAPCO Security Systems, Inc.
/S/ RICHARD SOLOWAY
Richard L. Soloway
Chairman

AGREED TO BY:
 /s/ KEVIN S. BUCHEL
Kevin S. Buchel

Dated:  February 25, 1999